EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors Suros Surgical Systems, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-35191, 33-47830, 33-87792, 33-11853, 33-11849, 333-34003, 333-79167, 333-34634, 333-60046, 333-112222, 333-121111, 333-130170) on Form S-8 of Hologic, Inc. of our report dated February 23, 2006 with respect to the balance sheets of Suros Surgical Systems, Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the Form 8-K of Hologic, Inc. dated June 30, 2006.

/s/ KPMG LLP

Indianapolis, Indiana

June 30, 2006